Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249734, 333-221174, 333-221173, 333-215828, 333-198381, 333-191973, 333-191972, 333-179218, 333-164516) of Cree, Inc. of our report dated August 19, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3 to the consolidated financial statements, as to which the date is February 11, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 11, 2021